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                                                                  EXHIBIT (d)(4)

                              CONSULTING AGREEMENT
                              --------------------

     This Consulting Agreement ("Agreement") is made as of June 13, 2000 by and between Parker-Hannifin Corporation, an Ohio corporation (the "Company"), and James Carroll, an individual ("Consultant").

     WHEREAS, the Company and Wynn's International, Inc., a Delaware corporation ("Target"), have entered into an Agreement and Plan of Merger, dated June 13, 2000, pursuant to which Target will merge with and into the Company, with the Company being the surviving corporation (the "Merger");

     WHEREAS, upon consummation of the Merger and execution and delivery of this Agreement by Consultant to the Company, Consultant shall be considered to have involuntarily resigned from his position as Chairman of the Board of Directors and Chief Executive Officer of Target; and

     WHEREAS, upon consummation of the Merger, the Company wishes to retain Consultant to act as a consultant to the Company under the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   Definitions.
          -----------

     A. "Company's Business" means the manufacture, distribution and servicing of seal products.

     B. "Confidential Information" means information that would constitute a trade secret under the Uniform Trade Secrets Act or that otherwise is not in the public realm and that is developed, owned or obtained by the Company, including, without limitation, information developed by Consultant in the course of performing the Consulting Services, the Company's technical information, marketing and financial information, customer information and sales information.

     C. "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality of a government or political subdivision.

     D. "Work Product" means: (i) any and all discoveries, inventions and know how, including, without limitation, any and all test data, findings, designs, machines, devices, apparatus, compositions, methods or processes, and/or any improvements of the foregoing,
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made, conceived, discovered or developed by Consultant, whether alone or in conjunction with others, which arise in any way from, during or as a result of the performance of the Consulting Services, or that are derived from, are based upon or utilize in any way any proprietary information, data, materials or products belonging to the Company, whether during or after the Term (as defined below); and (ii) all documents, reports or materials of any kind prepared by Consultant in performing the Consulting Services.

     2.   Retention and Compensation.
          --------------------------

          A.   Consulting Services. The Company retains Consultant to furnish
               -------------------
the Company with consulting services which include: (i) advice on the Company's relationship with William Johnson, (ii) assistance with respect to the Specialty Chemicals business; (iii) if requested by the Company, attendance twice a year at Seal Group strategic meetings, and (iv) being available for such other advice and counsel as required by the Chairman and Chief Executive Officer of the Company.

          B.   Compensation and Expenses. During the Term, the Company shall pay
               -------------------------
the Consultant an annual consulting fee of $300,000, payable monthly in arrears on the last day of each month, subject to applicable withholding taxes. During the Term, the Company shall reimburse Consultant for his reasonable and documented out-of-pocket expenses incurred in performing the Consulting Services.

          C.   Benefits and Prerequisites. Consultant shall not be entitled to
               --------------------------
any other benefits or prerequisites, including without limitation, an office or secretarial services.

     3.   Confidentiality. Consultant shall keep in strict confidence, and will
          ---------------
not, directly or indirectly, at any time, during of after the Term, disclose, furnish, disseminate, make available or, except in the course or performing his duties as a Consultant under this Agreement, use any Confidential Information, without limitation as to when or how Consultant may have acquired such information.

     4.   Noncompetition. During the Term Consultant shall not, directly or
          --------------
indirectly, in any of the United States of America or any other country in the world:

          A. enter into or engage in any business that competes with the Company's Business; or

          B. solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Company's Business or sell any products or services for any business, wherever located, that competes with the Company's Business; or

          C. solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Company or attempt to do so; or

          D. promote or assist, financially or otherwise, any Person engaged in any business that competes with the Company's Business.

                                       2
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     5.   Nonsolicitation. Consultant shall not, directly or indirectly, at any
          ---------------
time during the Term solicit or induce or attempt to solicit or induce any employee, representative, agent or consultant of the Company to terminate his, her or its employment, representation or other association with the Company.

     6.   Assignment. All Work Product is deemed a "work for hire" in accordance
          ----------
with the U.S. Copyright Act and is owned exclusively by the Company. If, and to the extent, any of the Work Product is not considered a "work for hire," Consultant shall, without further compensation, assign to the Company, and does hereby assign to the Company, Consultant's entire right, title and interest in and to all Work Product. At the Company's expense and at the Company's request, Consultant shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain the Company's proprietary rights in the Work Product throughout the world. Consultant appoints the Company as its agent and grants the Company a power of attorney for the limited purpose of executing all such documents.

     7.   Publication. Consultant shall not publish or submit for publication,
          -----------
or otherwise disclose to any Person other than the Company, any data or results from Consultant's work on behalf of the Company without the prior written consent of the Company.

     8.   Term and Termination.
          --------------------

          A.   Term. The term of this Agreement commences on the effective date
               ----
of the Merger and continues for two years (the "Term") unless earlier terminated pursuant to Section 8(b).

          B.   Termination.
               -----------

               (i)  Death. This Agreement will terminate upon Consultant's
                    -----
                    death.

               (ii) Disability. If Consultant, in the opinion of a doctor
                    ----------
                    mutually chosen by Consultant and the Company, because of accident, disability or physical or mental illness, is incapable of performing his duties under this Agreement, the Company has the right to terminate this Agreement upon 30 days prior written notice to Consultant.

          C.   Effect of Termination. Upon termination or expiration of this
               ---------------------
Agreement: (i) the Company promptly shall pay to Consultant all amounts due and owing through the end of the month of termination subject to applicable withholding taxes; and (ii) Consultant promptly shall return, in good condition, all property of the Company, including, without limitation, all copies of the Confidential Information.

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          D.   Survival. The obligations of the Company and Consultant set forth
               --------
in this Agreement that by their terms extend beyond or survive the termination or expiration of this Agreement will not be affected or diminished in any way by the termination or expiration of this Agreement.

     9.   General.
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          A.   No License. This Agreement may not be construed to grant and does
               ----------
not grant to Consultant any right or license with respect to any know-how, Confidential Information, trademarks or other proprietary right of the Company (apart from the right to make necessary use of the same in rendering Consulting Services under this Agreement).

          B.   Remedies. Consultant acknowledges that his failure to comply with
               --------
Sections 4-7 of this Agreement will irreparably harm the Company's Business and that the Company will not have an adequate remedy at law in the event of such non-compliance. Therefore, Consultant acknowledges that the Company will be entitled to injunctive relief and/or specific performance without the posting of bond or other security, in addition to whatever other remedies it may have, at law or in equity, in any court of competent jurisdiction against any acts of non-compliance by Consultant under this Agreement.

          C.   Lack of Agency. Neither party will be responsible, either
               --------------
directly or indirectly, for any liability of the other party. Neither party is deemed an agent of the other party and no actions of either party will be inferred to create an agency relationship by third parties. Consultant shall not have the authority to bind or obligate the Company in any way and Consultant does not represent that he has such authority.

          D.   Severability. Should any provisions of this Agreement be held
               ------------
illegal, invalid or unenforceable by any court or regulatory agency of competent jurisdiction, such provision is to be modified by such court or regulatory agency in compliance with the law and, as modified, enforced. All other terms and conditions of this Agreement will remain in full force and effect and are to be construed in accordance with the modified provision as if such illegal, invalid or unenforceable provision had not been contained in this Agreement.

          E.   Applicable Law. This Agreement and all disputes arising under it
               --------------
are governed by the laws of the State of Ohio. Each party submits to the jurisdiction of the federal and state courts located within the State of Ohio.

          F.   No Waiver. None of the terms of this Agreement is deemed waived
               ---------
or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by an authorized representative of the party to be bound. Any such signed waiver is effective only in the specific instance and for the specific purpose for which it was made or given.

          G.   Assignment. This Agreement is binding upon and inures to the
               ----------
benefit of the heirs, successors, representatives and assigns of each party, but Consultant may not assign or delegate this Agreement without the prior written consent of the Company.

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          H.   Headings. The headings in this Agreement are inserted for
               --------
convenience only and do not affect the meaning of this Agreement.

          I.   Counterparts. This Agreement may be executed in any number of
               ------------
counterparts, each of which is an original, and all of which are one and the same instrument.

          J.   Third Parties. Nothing expressed or implied in this Agreement is
               -------------
intended, or may be construed, to confer upon or give any Person other than the Company and Consultant any rights or remedies under, or by reason of, this Agreement.

          K.   Notices. All notices and other communications required or
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permitted under this Agreement must be in writing and are duly given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

               (i)  If to the Company:
                    Parker-Hannifin Corporation
                    6035 Parkland Boulevard
                    Cleveland, OH 44124-4141
                    Attn: Thomas A. Piraino
                    Facsimile: (216) 896-4057

               (ii) If to Consultant:
                    James Carroll
                    c/o Wynn's International, Inc.
                    500 North State College Boulevard, Suite 700
                    Orange, CA  92868
                    Facsimile: (714) 938-3739

          L.   Amendment. This Agreement may be amended only by a writing
               ---------
executed by the parties to this Agreement.

          M.   Entire Agreement. This Agreement is the entire understanding and
               ----------------
agreement between the parties relating to this subject matter and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties relating to this subject matter. Notwithstanding the foregoing, this Agreement shall not be deemed to supersede or amend in any way the Employment Agreement dated January 1, 1999 between Target and Consultant.

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     IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date and year first above written.

                                         PARKER-HANNIFIN CORPORATION

                                         By: /s/ Duane E. Collins
                                            ---------------------------------
                                            Name:  Duane E. Collins
                                            Title: Chairman and Chief
                                                     Executive Officer

                                            /s/ James Carroll
                                            ---------------------------------
                                            James Carroll

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